Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500	Robert Sjogren, Chief Operating Officer, 714-438-2500
Pacific Mercantile Bancorp Reports First Quarter 2016 Operating Results
First Quarter Highlights

•	Net income of $284 thousand, or $0.01 per share

•	Pre-tax, pre-provision for loan and lease losses income increased by $387 thousand from the prior quarter

•	Total new loan commitments of $66.5 million and loan fundings of $42.8 million

•	Increase in our net interest margin to 3.37% from 3.23% at December 31, 2015

•	Core deposits increased to 73% of total deposits from 69% at December 31, 2015

•	Tangible book value increases to $5.89 per share from $5.87 per share at December 31, 2015

COSTA MESA, Calif., April 25, 2016 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. ("PMAR"), a wholly owned non-bank subsidiary, today reported its financial results for the three months ended March 31, 2016.
For the first quarter of 2016, the Company reported net income of $284 thousand, or $0.01 per share. This compares with net income of $12.1 million, or $0.53 per share, in the fourth quarter of 2015, and a net loss of $85 thousand, or $0.00 per share, in the first quarter of 2015. The decrease in net income as compared to the fourth quarter of 2015 is primarily attributable to the reversal of the valuation allowance associated with the Company's deferred tax asset that positively impacted earnings during the fourth quarter of 2015.
Commenting on the results, Tom Vertin, President & CEO of Pacific Mercantile Bancorp, said, “We had a strong quarter of new client acquisition activity and building franchise value. We generated our highest level of loan commitments in the past three quarters and had strong inflows of core deposits. At March 31, 2016, we had $510.8 million in total commitments on commercial lines of credit, an annualized increase of 8.8% over the previous year, and core deposits increased to 73% of total deposits, up from 65% a year earlier.
“However, we continue to see seasonal declines in commercial line utilization in the first quarter each year since our transition to a commercial banking model. Credit line utilization declined to 65.1% at March 31, 2016 from 69.5% at the end of 2015, which resulted in a decrease in our commercial loan portfolio during the first quarter. As we enter the seasonally stronger periods of the year, we expect to see an increase in line utilization contribute to the growth in our commercial loan portfolio.
“We continue to have a strong pipeline of new business opportunities across our asset-based lending, entertainment and traditional C&I banking groups. We are also seeing steady improvement in our net interest margin and operating efficiency ratio. As we continue to add new clients and see higher utilization rates on commercial lines of credit, we expect to generate a higher level of profitability as we move through the year,” said Mr. Vertin.

Results of Operations
The following table shows our operating results for the three months ended March 31, 2016, as compared to the three months ended December 31, 2015 and the three months ended March 31, 2015. The discussion below highlights the key factors contributing to the changes shown on the following table.

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
	($ in thousands)
Total interest income	$9,954	$9,858	$9,471
Total interest expense	1,251	1,280	1,322
Net interest income	8,703	8,578	8,149
Provision for loan and lease losses	420	—	—
Total noninterest income	754	626	882
Total noninterest expense	8,555	8,689	9,116
Income tax provision (benefit)	198	(11,551)	—
Net income (loss)	$284	$12,066	$(85)
Net Interest Income
Q1 2016 vs Q4 2015. Net interest income increased $125 thousand, or 1.5%, for the three months ended March 31, 2016 as compared to the three months ended December 31, 2015 primarily as a result of:

•
An increase in interest income of $96 thousand, or 1.0%, primarily attributable to an increase in interest earned on loans as a result of a higher average loan balance for the three months ended March 31, 2016 as compared to the three months ended December 31, 2015; and

•
A decrease in interest expense of $29 thousand, or 2.3%, resulting from a decrease in the volume of certificates of deposit for the three months ended March 31, 2016 as compared to the three months ended December 31, 2015 due to our decision to decrease our reliance on certificates of deposit.

Our net interest margin increased to 3.37% for the three months ended March 31, 2016 from 3.23% for the three months ended December 31, 2015, primarily attributable to a more favorable mix of interest-earning assets.
Q1 2016 vs Q1 2015. Net interest income increased $554 thousand, or 6.8%, for the three months ended March 31, 2016 as compared to the three months ended March 31, 2015 primarily as a result of:

•
An increased in interest income of $483 thousand, or 5.1%, attributable to an increase in the interest earned on loans and short-term investments as a result of a higher average balance and a higher average yield for the three months ended March 31, 2016 as compared to the three months ended March 31, 2015; and

•
A decrease in interest expense of $71 thousand, or 5.4%, as a result of a decrease in the cost of our other borrowings due to our decision to decrease our reliance on certificates of deposit and decrease our Federal Home Loan Bank (“FHLB”) borrowings in the three months ended March 31, 2016 as compared to the three months ended March 31, 2015.

Provision for Loan and Lease Losses
Q1 2016 vs Q4 2015. The provision for loan and lease losses increased by $420 thousand for the three months ended March 31, 2016 as compared to the three months ended December 31, 2015 primarily as a result of one large loan relationship moving to nonaccrual status during the first quarter of 2016 and charge offs exceeding recoveries during that same period. There was no provision for loan and lease losses recorded for the three months ended December 31, 2015 due to net recoveries of $437 thousand and lower historical loss rates which more than offset the growth in the loan portfolio.
For the three months ended March 31, 2016, we had net charge-offs of $107 thousand. For the three months ended December 31, 2015, we had net recoveries of $437 thousand.
Q1 2016 vs Q1 2015. We recorded a $420 thousand provision for loan and lease losses during the three months ended March 31, 2016 as compared to no provision for loan and lease losses recorded for three months ended March 31, 2015. We recorded a provision of $420 thousand for the first quarter of 2016 as a result of one large loan relationship moving to nonaccrual status during the period and charge offs exceeding recoveries during that same period. There was no provision in the first quarter of

2015 as loan growth was minimal during the period and, with the exception of a previously identified problem loan relationship, asset quality continued to improve.
Noninterest Income
Q1 2016 vs Q4 2015. Noninterest income increased $128 thousand, or 20.4%, for the three months ended March 31, 2016 as compared to the three months ended December 31, 2015, primarily as a result of an increase in our gain on sale of small business administration (“SBA”) loans during the first quarter of 2016 as compared to a loss of $85 thousand on sale of assets during the fourth quarter of 2015.
Q1 2016 vs Q1 2015. Noninterest income decreased by $128 thousand for the three months ended March 31, 2016 as compared to the three months ended March 31, 2015, primarily as a result of a $200 thousand recovery during the first quarter of 2015 partially offset by an increase of $40 thousand in net gain on SBA loans and an increase in loan servicing and referral fees during the same period in 2016.
Noninterest Expense
Q1 2016 vs Q4 2015. Noninterest expense decreased $134 thousand, or 1.5%, for the three months ended March 31, 2016 as compared to the three months ended December 31, 2015, primarily as a result of:

•
A decrease of $207 thousand in the carrying costs and other costs associated with real properties acquired by or in lieu of loan foreclosures (commonly referred to as other real estate owned or “OREO”) during the three months ended March 31, 2016 as compared to the three months ended December 31, 2015 as a result of a gain on sale during the first quarter of 2016 and minimal OREO expenses;

•	A decrease in various expense accounts related to the normal course of operating including expenses related to FDIC insurance premiums, professional fees, and advertising; partially offset by

•
An increase of $344 thousand in salaries and employee benefits primarily related to increases in payroll taxes and benefits in the first quarter of 2016 as compared to the fourth quarter of 2015 as a result of bonuses paid during the first quarter of 2016 and lower social security taxes paid during the fourth quarter of 2015 due to employees reaching the maximum annual contribution earlier in the year.

Q1 2016 vs Q1 2015. Noninterest expense decreased $561 thousand, or 6.2%, for the three months ended March 31, 2016 as compared to the three months ended March 31, 2015, primarily as a result of:

•	A decrease of $221 thousand in salaries and employee benefits primarily related to a decrease in our personnel expense as a result of severance paid to the SBA Group in the first quarter of 2015;

•	A decrease of $157 thousand in our FDIC insurance expense as a result of a decrease in our insurance premium rate;

•
A decrease of $172 thousand in OREO during the three months ended March 31, 2016 as compared to the same period in 2015 as a result of a gain on sale during the first quarter of 2016 and minimal OREO expenses.

Income tax provision (benefit)
For the three months ended March 31, 2016, we had a $198 thousand provision for income tax as a result of net income generated during the quarter. For the three months ended December 31, 2015, we had an $11.6 million income tax benefit as a result of the reversal of the valuation allowance against the Company's deferred tax asset. During the fourth quarter of 2015, management evaluated the positive and negative evidence and determined that there was enough positive evidence to support the full realization of the deferred tax asset and that no valuation allowance was needed. For the three months ended March 31, 2015, we recorded no income tax provision or benefit. We recorded no income tax provision for the first quarter of 2015 as a result of positive and negative evidence that management evaluated. Based on the analysis performed, management chose not to release any portion of the $12.1 million valuation allowance as of March 31, 2015.

Balance Sheet Information
Loans
As indicated in the table below, at March 31, 2016 gross loans totaled approximately $840.3 million, which represented a decrease of $21.4 million, or 2.5%, from gross loans outstanding at December 31, 2015. The following table sets forth the composition, by loan category, of our loan portfolio at March 31, 2016 and December 31, 2015.

	March 31, 2016		December 31, 2015
	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$332,618	39.6%	$347,300	40.3%
Commercial real estate loans - owner occupied	201,078	23.9%	195,554	22.7%
Commercial real estate loans - all other	140,416	16.7%	146,641	17.0%
Residential mortgage loans - multi-family	70,970	8.4%	81,487	9.5%
Residential mortgage loans - single family	48,005	5.7%	52,072	6.0%
Land development loans	12,243	1.5%	10,001	1.2%
Consumer loans	34,939	4.2%	28,663	3.3%
Gross loans	$840,269	100.0%	$861,718	100.0%
The $21.4 million decrease in our total loans from December 31, 2015 to March 31, 2016 was principally due to the $14.7 million decrease in commercial loans over the same period. During the first quarter of 2016, we funded $19.4 million in new commercial loans representing new loan commitments of $41.9 million, which was partially offset by the seasonal pay down of commercial lines by approximately $12.2 million. Our total commercial loan commitments increased to $510.8 million at March 31, 2016 from $499.9 million at December 31, 2015; the utilization of commercial commitments decreased to 65.1% at March 31, 2016 from 69.5% at December 31, 2015. Residential mortgage loans decreased by $14.5 million during the first quarter as a result of payoffs and amortization of principal, consistent with our strategy to focus on commercial relationship lending. These decreases during the first quarter were partially offset by a $6.3 million increase in our consumer loan portfolio, which was primarily driven by our acquisition of indirect automobile loans.
Deposits

	March 31, 2016	December 31, 2015
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$271,225	$249,676
Interest-bearing checking accounts	53,280	51,210
Money market and savings deposits	354,384	312,628
Certificates of deposit	255,439	280,326
Totals	$934,328	$893,840
The increase in our total deposits from December 31, 2015 to March 31, 2016 is primarily attributable to an increase of $41.8 million in money market and savings deposits, an increase of $23.6 million in our demand deposits and a decrease in our certificates of deposit of $24.9 million. The increase in our money market and savings deposits is primarily the result of new client acquisition as well as timing and seasonality. The decrease in certificates of deposit from December 31, 2015 to March 31, 2016 was primarily the result of our decision to decrease our reliance on certificates of deposit as core deposit balances increase. Due primarily to that decision and the resulting decrease in certificates of deposit, lower priced core deposits increased to 73%, and higher priced time deposits decreased to 27%, of total deposits at March 31, 2016, as compared to 69% and 31% of total deposits, respectively, at December 31, 2015.

Asset Quality
Nonperforming Assets

	2016	2015
	March 31	December 31	September 30	June 30	March 31
	($ in thousands)
Total non-performing loans	$34,790	$25,133	$19,226	$21,784	$22,403
Other real estate owned	—	650	1,872	1,872	1,872
Other non-performing assets	—	—	—	—	—
Total non-performing assets	$34,790	$25,783	$21,098	$23,656	$24,275
90-day past due loans	$16,552	$16,923	$15,137	$14,580	$733
Total classified assets	$38,839	$32,930	$32,429	$35,452	$36,950
Allowance for loan and lease losses	$13,029	$12,716	$12,279	$12,343	$12,639
Allowance for loan and lease losses /gross loans (excluding loans held for sale)	1.55%	1.48%	1.48%	1.48%	1.50%
Allowance for loan and lease losses /total assets	1.18%	1.20%	1.13%	1.18%	1.19%
Ratio of allowance for loan and lease losses to nonperforming loans	37.45%	50.59%	63.87%	56.66%	56.42%
Ratio of nonperforming assets to total assets	3.16%	2.43%	1.95%	2.26%	2.29%
Net quarterly (recoveries) charge-offs to gross loans	0.01%	(0.05)%	0.01%	0.04%	0.14%
Nonperforming assets at March 31, 2016 increased $9.0 million from December 31, 2015 as a result of an increase in non-performing loans in the first quarter of 2016 partially offset by a decrease in our OREO during the same period. The increase in our non-performing loans resulted primarily from the addition of one loan relationship of $12.6 million moving to nonaccrual status during the first quarter of 2016. We currently expect this loan relationship will be resolved by full repayment. The addition to nonaccrual status of this $12.6 million loan relationship was partially offset by the payoff of a $2.0 million loan relationship previously placed on nonaccrual status. The two legacy loans that were placed on nonaccrual status in the fourth quarter of 2015 remain well collateralized. These loans were renegotiated and have been operating under forbearance agreements with terms requiring full repayment of principal and interest by the end of the second quarter of 2016. The decrease in our OREO balance from December 31, 2015 related to the sale of the remaining portion of our OREO property which resulted in a gain of $107 thousand.
Allowance for loan and lease losses

	2016	2015
	March 31	December 31	September 30	June 30	March 31
	($ in thousands)
Balance at beginning of quarter	$12,716	$12,279	$12,343	$12,639	$13,833
Charge offs	(163)	—	(574)	(881)	(1,472)
Recoveries	56	437	510	585	278
Provision	420	—	—	—	—
Balance at end of quarter	$13,029	$12,716	$12,279	$12,343	$12,639
At March 31, 2016, the allowance for loan and lease losses (“ALLL”) totaled $13.0 million, which was approximately $313 thousand more than at December 31, 2015 and $390 thousand more than at March 31, 2015. The ALLL activity during the three months ended March 31, 2016 included net charge-offs of $107 thousand. There was a $420 thousand provision for loan and lease losses during the period as a result of charge offs exceeding loan recoveries during the period. The ratio of the ALLL-to-total loans outstanding as of March 31, 2016 was 1.55% as compared to 1.48% and 1.50% as of December 31, 2015 and March 31, 2015, respectively.
Capital Resources
At March 31, 2016, we had total regulatory capital on a consolidated basis of approximately $155.5 million, and the Bank had total regulatory capital of approximately $137.2 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 15.0% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at March 31, 2016, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution. The following ratios are based on the Basel III capital rules that went into effect on January 1, 2015.

	Actual At March 31, 2016		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$155,548	16.7%	N/A	N/A
Bank	137,154	15.0%	$91,513	At least 10.0
Common Equity Tier 1 Capital to Risk Weighted Assets:
Company	$130,132	14.0%	N/A	N/A
Bank	125,624	13.7%	$59,484	At least 6.5
Tier 1 Capital to Risk Weighted Assets:
Company	$143,841	15.5%	N/A	N/A
Bank	125,624	13.7%	$73,211	At least 8.0
Tier 1 Capital to Average Assets:
Company	$143,841	13.6%	N/A	N/A
Bank	125,624	12.1%	$52,044	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank, headquartered in Orange County, operates a total of nine offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.  Pacific Mercantile Bancorp (NASDAQ: PMBC) is the parent holding company of Pacific Mercantile Bank.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Additional information regarding these and other risks and uncertainties to which our business is subject are contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which is on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended March 31, 2016 that we intend to file with the SEC during the second quarter of 2016, and readers of this report are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015	Mar '16 vs Dec '15 % Change	Mar '16 vs Mar '15 % Change
Total interest income	$9,954	$9,858	$9,471	1.0%	5.1%
Total interest expense	1,251	1,280	1,322	(2.3)%	(5.4)%
Net interest income	8,703	8,578	8,149	1.5%	6.8%
Provision for loan and lease losses	420	—	—	100.0%	100.0%
Net interest income after provision for loan losses	8,283	8,578	8,149	(3.4)%	1.6%
Non-interest income:
Service fees on deposits and other banking services	255	242	212	5.4%	20.3%
Net gain on sale of small business administration loans	40	—	—	100.0%	100.0%
Other non-interest income	459	384	670	19.5%	(31.5)%
Total non-interest income	754	626	882	20.4%	(14.5)%
Non-interest expense:
Salaries & employee benefits	5,687	5,343	5,908	6.4%	(3.7)%
Occupancy and equipment	1,168	1,149	1,053	1.7%	10.9%
Professional Fees	550	604	628	(8.9)%	(12.4)%
OREO expenses	(70)	137	102	(151.1)%	(168.6)%
FDIC Expense	195	230	352	(15.2)%	(44.6)%
Other non-interest expense	1,025	1,226	1,073	(16.4)%	(4.5)%
Total non-interest expense	8,555	8,689	9,116	(1.5)%	(6.2)%
Income (loss) from continuing operations before income taxes	482	515	(85)	(6.4)%	(667.1)%
Income tax (benefit) expense	198	(11,551)	—	(101.7)%	100.0%
Net income (loss)	284	12,066	(85)	(97.6)%	(434.1)%
Accumulated undeclared dividends on preferred stock	—	—	(309)	—%	(100.0)%
Net income (loss) allocable to common shareholders	$284	$12,066	$(394)	(97.6)%	(172.1)%
Basic income (loss) per common share:
Net income (loss) available to common shareholders	$0.01	$0.53	$(0.02)	(98.1)%	(150.0)%
Diluted income (loss) per common share:
Net income (loss) available to common shareholders	$0.01	$0.53	$(0.02)	(98.1)%	(150.0)%
Weighted average number of common shares outstanding:
Basic	22,873	22,824	19,617	0.2%	16.6%
Diluted	23,006	22,973	19,617	0.1%	17.3%
Ratios from continuing operations(1):
Return on average assets	0.11%	4.44%	(0.03)%
Return on average equity	0.83%	39.04%	(0.29)%
Efficiency ratio	90.46%	94.40%	100.94%
____________________

(1)	Ratios and net interest margin for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	March 31, 2016	December 31, 2015	Increase/ (Decrease)

Cash and due from banks	$17,612	$10,645	65.4%
Interest bearing deposits with financial institutions(1)	160,491	103,276	55.4%
Interest bearing time deposits	4,417	4,665	(5.3)%
Investment securities (including stock)	59,332	60,419	(1.8)%
Loans (net of allowances of $13,029 and $12,716, respectively)	828,019	849,733	(2.6)%
Other real estate owned	—	650	(100.0)%
Net deferred tax assets	17,034	17,576	(3.1)%
Other assets	15,467	15,425	0.3%
Total Assets	$1,102,372	$1,062,389	3.8%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$271,225	$249,676	8.6%
Interest bearing deposits
Interest checking	53,280	51,210	4.0%
Savings/money market	354,384	312,628	13.4%
Certificates of deposit	255,439	280,326	(8.9)%
Total interest bearing deposits	663,103	644,164	2.9%
Total deposits	934,328	893,840	4.5%
Other borrowings	10,000	10,000	—%
Other liabilities	5,382	7,106	(24.3)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	967,237	928,473	4.2%
Shareholders’ equity	135,135	133,916	0.9%
Total Liabilities and Shareholders’ Equity	$1,102,372	$1,062,389	3.8%
Tangible book value per share	$5.89	$5.87	0.3%
Tangible book value per share, as adjusted(2)	$5.90	$5.90	—%
Shares outstanding	$22,939,381	$22,820,332	0.5%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$122,109	$157	0.51%	$156,682	$112	0.28%	$125,499	$79	0.26%
Securities available for sale and stock(2)	60,076	349	2.30%	61,779	389	2.50%	68,312	373	2.21%
Loans(3)	842,200	9,448	4.45%	834,777	9,357	4.45%	827,471	9,019	4.42%
Total interest-earning assets	1,024,385	9,954	3.86%	1,053,238	9,858	3.71%	1,021,282	9,471	3.76%
Interest-bearing liabilities:
Interest-bearing checking accounts	$51,567	$22	0.17%	$52,575	$23	0.17%	$39,249	$24	0.25%
Money market and savings accounts	313,669	455	0.58%	318,143	454	0.57%	289,479	405	0.57%
Certificates of deposit	263,255	609	0.92%	291,620	671	0.91%	316,487	696	0.89%
Other borrowings	10,000	25	0.99%	10,000	25	0.99%	39,089	72	0.75%
Junior subordinated debentures	17,527	140	3.17%	17,527	107	2.42%	17,527	125	2.89%
Total interest bearing liabilities	656,018	1,251	0.76%	689,865	1,280	0.74%	701,831	1,322	0.76%
Net interest income		$8,703			$8,578			8,149
Net interest income/spread			3.10%			2.97%			3.00%
Net interest margin			3.37%			3.23%			3.24%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

RECONCILIATION OF PRE-TAX, PRE-PROVISION FOR LOAN AND LEASE LOSSES INCOME
TO NET INCOME
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015

Net income	$284	$12,066
Add: Provision for loan and lease losses	420	—
Add: Tax provision (benefit)	198	(11,551)
Pre-tax, pre-provision for loan and lease losses income	$902	$515

Pre-tax, pre-provision for loan and lease losses income is a financial measure that is not defined in accordance with U.S. generally accepted accounting principles (“GAAP”). We present this measure to provide investors with additional information that shows our core earnings before the provisions for income tax and loan and lease losses. We consider this non-GAAP financial measure useful to investors to allow for the comparison of our results to historical periods. A limitation of this non-GAAP financial measure is that it does not include all items that impact our net income. Management compensates for this limitation by also relying on the comparable GAAP financial measure of net income.

EXPLANATION OF NET INCOME (LOSS) PER SHARE AND
DILUTED NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS PER SHARE CALCULATIONS

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Net income	$284	$12,066	$(85)
Diluted weighted average common stock and common stock equivalents	23,006	22,973	19,617
Net income per share	$0.01	$0.53	$—

Accumulated undeclared dividends on preferred stock	—	—	(309)
Total adjustments for diluted net income (loss) available to common shareholders	—	—	(309)
Diluted weighted average common stock and common stock equivalents	23,006	22,973	19,617
Diluted net income (loss) attributable to preferred stock per share	$—	$—	$(0.02)

Diluted net income (loss) available to common shareholders per share	$0.01	$0.53	$(0.02)